Exhibit 14.1

LIPELLA PHARMACEUTICALS INC.

Code of Conduct and Ethics

For Associates, Officers and Directors

1. Introduction

This Code of Conduct and Ethics (the “Code”), as adopted by the Board of Directors (the “Board”) and administered through the Audit Committee (the “Committee”), sets forth requirements to be followed by Lipella Pharmaceuticals Inc. and its subsidiaries (individually and collectively, the “Company”) and their executive officers, directors and other Related Parties regarding Related Party Transactions (both as defined below). Furthermore, the Board has adopted the Code to aid the Company’s directors, officers, and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties. The Code is subject to review and may be amended from time to time.

The Company is, and expects their officers, employees, contractors, and directors (for the purpose of the Code, collectively “associates”) to be, committed to the highest standards of honest and ethical behavior. All of our associates are expected to serve the Company with judgment, discretion, and integrity in performing their duties.

Nothing in the Code is intended to limit or interfere with associates discussing their compensation or non-supervisory associates discussing any other terms and conditions of their employment, including their wages and the Company’s employment-related policies and practices, nor should anything in the Code be interpreted to interfere with any rights of any associate under Section 7 of the National Labor Relations Act. Associates will not be subject to any adverse action (i.e., termination or other disciplinary action) because they discuss such matters. Note that references in the Code to the National Labor Relations Act do not apply to directors.

Please address any questions about the Code or its application to your immediate supervisor, the Company’s Compliance Manager, or Human Resources.

2. The Workplace

The Company is committed to providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship, and that permits us the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

Associates are expected to have a general knowledge of permissible activities in their work area and should seek guidance from a supervisor concerning any matter on which they desire clarification in this regard.

3. Responsibility to Others

The Company is committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting dignity. For the communities in which we live and work, we are committed to observing sound environmental business practices and acting as concerned and responsible neighbors, reflecting all aspects of good citizenship. For our shareholders, we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources. For our suppliers and partners, we are committed to fair competition and the sense of responsibility required of a good customer and teammate.

4. Compliance with Law

The Company will conduct its business in compliance with all applicable laws and regulations. Compliance with the law is not our entire ethical responsibility – it is a minimum, absolutely essential condition for the performance of our duties. Associates are required to be familiar with, comply with, and, within the scope of their duties, ensure the Company’s compliance with, all applicable federal, state, and local laws, rules, and regulations, as well as Company policies and procedures. Any questions or concerns regarding this matter should be discussed with your supervisor, the Compliance Manager, or another appropriate member of management (generally, the management-level associate responsible for the area in which you have questions or concerns).

Securities Laws: Federal law and Company policy prohibit associates, directly or indirectly through their families or others, from purchasing or selling securities of the Company, including its common stock, while in the possession of material, non-public information concerning the Company or its securities. This same prohibition applies to trading in the securities of any other entity while in possession of material, non-public information about such entity or its securities obtained through an associate’s position with the Company. To avoid even the appearance of impropriety or inadvertent violations of applicable restrictions, Company policy also prohibits associates from engaging in certain securities transactions, including trading publicly-traded options on the open market or engaging in hedging transactions, under any circumstances. Information is generally deemed material if a reasonable investor would consider such information important in making the decision to buy, sell, or hold a security to which the information relates; information reasonably likely to affect the price of a security will generally be material. It is also important to keep in mind that if any trade made by an associate becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, associates should always carefully consider how their securities trades would look from this perspective. Two simple rules can help protect associates in this area: (1) do not use non-public information for personal gain; and (2) do not pass along such information to someone else who has no business-related need to know. The Company has a separate Insider Trading Policy that provides more detailed information.

Anti-Trust Laws and Competition: The Company encourages competition, which benefits consumers by prohibiting unreasonable restraints on trade. The Company competes vigorously while at the same time adhering to both the letter and spirit of anti-trust laws. No associate or representative of the Company shall enter into any collusive understanding, agreement, plan, or scheme, expressed or implied, formal or informal, with any other bidder, competitor, or their representatives, in the preparation or submission of bids or proposals for the sale or purchase of any Company products or services. Further, no agreement or understanding shall be made with competitors to influence prices, allocate products, markets, customers, or territories, boycott certain customers or suppliers, or limit the manufacture, sale, or production of any products for anti-competitive purposes. All proposals for submission of joint bids with one or other companies or proposals for teaming arrangements with other prospective bidders, and any business arrangements with a competitor, must be discussed with and approved by the Company’s Chief Executive Officer or Chief Financial Officer before proceeding.

Anti-Bribery and Anti-Corruption: Bribery is prohibited pursuant to U.S. and foreign anti-bribery and anticorruption laws. Offering, promising, or giving (or authorizing anyone else to do so) cash payments, kickbacks, or anything else of value to any person or entity for the purpose of influencing official action, obtaining or retaining business, gaining an unfair advantage, or otherwise causing someone to do something improper, is likely to be considered a bribe and is prohibited by Company policy. Similarly, associates are prohibited from, directly or indirectly, requesting or accepting bribes in connection with their work for or service to the Company.

Further, associates are required, within the scope of their duties, to be aware of and comply with the provisions of the Federal Anti-Kickback Act and Foreign Corrupt Practices Act that prohibit contractors from paying kickbacks, directly or indirectly, to prime contractors, subcontractors, or their respective associates for the purpose of gaining business or favorable treatment associated with a domestic or foreign contract.

Associates should report to their immediate supervisor any information concerning an offer of a bribe, any action suggesting a bribe, or any act contrary to compliance with this provision of the Code.

Political Contributions: The Company encourages its associates to become involved in civic affairs and participate in the political process. Associates must understand, however, that their involvement and participation must be on an individual basis, on their own time, and at their own expense. Federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices – this includes associates’ work time. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions.

5. Confidential or Proprietary Information

Confidential or proprietary information acquired through an associate’s employment with or service to the Company about, but not limited to, the Company or its current or prospective customers, suppliers, or other business partners, is to be used solely for business purposes. Associates are prohibited from disclosing any such information to any other person within the Company except to the extent necessary and appropriate to carry out their responsibilities to the Company or outside the Company without Company authorization to do so, and then only on a need-to-know basis, as otherwise legally required, or in accordance with associate rights under Section 7 of the National Labor Relations Act. Associates are also prohibited from accessing such information for non-business purposes. Associates must take action to safeguard confidential or proprietary information by utilizing appropriate administrative, technical, and physical safeguard. For example, associates should endeavor to store physical files in a locked cabinet or other secure place and not leave files in work areas when not in use, ensure that such information stored in electronic form is encrypted, and be mindful not to disclose confidential or proprietary information when or where he/she can be overheard. Each associate’s obligation to safeguard confidential and proprietary information continues after his/her employment or directorship terminates (subject to applicable privacy or employment laws).

Nothing in the Code, however, prohibits a current or former associate from reporting possible violations of law or regulation to any government agency, including but not limited to the Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or communicating with government agencies or otherwise participating in any investigation or proceeding that may be conducted by any government agency, or limits his or her right to receive an award for information provided to any government agencies. In addition, nothing in the Code shall be understood to limit or prohibit associates from engaging in discussions or communications protected by the National Labor Relations Act.

6. Company Property and Data

Any product or process, discovery or development improvement, or invention related to any product, process, article made, used, or sold or under development by an associate during his or her employment is the exclusive property of the Company and shall not be divulged, disclosed, or otherwise communicated to a third party. Associates may not remove Company materials or information from Company premises without prior authorization by a Company officer.

Telephones (including cellular phones), computers, the electronic mail system (e-mail), Internet access, and other equipment provided by the Company are property of the Company and should be used for business purposes. The Company acknowledges, however, that associates may have the need or desire to use Company equipment for personal reasons from time-to-time. Associates may use Company equipment for personal use, provided that the use of Company equipment does not interfere with the performance of their duties to the Company or the Company’s business needs or become excessive. Be advised that the Company considers all data developed on its system, including e-mail data, to be the property of the Company, and use of Company equipment, including e-mail and Internet access, by associates may be monitored. If any associate abuses the privilege of using Company equipment, s/he will be disciplined accordingly, up to and including termination of employment. Below are some additional conditions that concern the use of the Internet and e-mail:

●	Associates are prohibited from visiting websites or circulating e-mail that contain the following content: pornography; hate group content; casinos; or day-trading activities. In addition, there is to be no display, downloading, or other transmission of material that is discriminatory, defamatory, harassing, disruptive, or pornographic, provided, however, that nothing discussed in this section of the Code prohibits associates from displaying, downloading, or otherwise transmitting information with respect to their conditions of employment in accordance with Section 7 of the National Labor Relations Act. In using the Company’s computer system, including e-mail and the Internet, associates must not disclose confidential material (other than with respect to their conditions of employment in accordance with Section 7 of the National Labor Relations Act) or violate copyright law.

●	In addition, each associate is responsible for ensuring that all Company equipment issued to him/her is properly used and maintained, and for exercising reasonable care to prevent theft, damage, or misuse. Associates should report to their supervisor any theft, destruction, or misuse of Company property.

7.	Conflicts of Interest

Company policy requires that associates conduct their personal and professional affairs in a way that avoids both real and apparent conflicts between their interests (or those of their relatives or other close relationships) and those of the Company. A conflict of interest may exist when an associate’s outside activities or personal interests interfere, may interfere, or even just appear to interfere, with the interests of the Company. A conflict of interest may also arise if an associate takes action or has personal interests that make it difficult for him/her to effectively perform his/her duties to the Company. Further, no associate should take any action that directly benefits him/her or a third party if that action is inconsistent with the interests of the Company. Note, however, that conduct protected under Section 7 of the National Labor Relations Act, including discussing the terms and conditions of employment (including, for example, any discussion of wages and other terms and conditions of employment, such as the Company’s employment-related policies and practices) will not be considered a conflict of interest for purposes of the Code.

While it is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise, examples of situations that may create a conflict of interest include: (i) conducting Company business on the basis of friendship, family connections, or gift-giving; (ii) making a personal, monetary investment that could reasonably affect an associate’s ability to make objective business judgments; (iii) accepting employment or a directorship position with another company, particularly a competitor of the Company; and (iv) causing the Company to conduct business with an entity in which the individual in question has an interest or from which he or she may derive a benefit (some of these are discussed further below). The basic factor in all conflict-of-interest situations is, however, the division of loyalty, or the perception of a division of loyalty, between the Company’s best interests and an associate’s interests. At all times, associates should avoid relationships that interfere with (or may interfere with) their ability to act independently, objectively, and in the best interests of the Company. Conflicts of interest may not always be clear, so if an associate has a concern that a conflict of interest may exist, s/he should consult with her/his supervisor, the Company’s Compliance Manager, or the Chairman of the Audit Committee.

Gifts and Business Entertainment: No associate may (directly or indirectly, such as through a family member) solicit, accept, or agree to accept anything of value in exchange or as a reward for preferential treatment, as an inducement to provide products or services, or from any person or entity with whom the associate conducts business in the course of his or her employment with or service to the Company, including anyone seeking to do business with the Company, except as expressly permitted by the Code or with the Company’s written approval.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No such gift, entertainment, or payment should be offered, given, provided, or accepted by an associate or any member of the associate’s family unless it: (i) is not a cash gift; (ii) is consistent with customary business practices; (iii)  is not excessive in value; (iv) cannot be construed as a bribe or payoff; and (v) does not violate any applicable laws, rules, or regulations, including the anti-bribery and anti-corruption laws discussed above under “Compliance with Laws.” Acceptance of (i) gifts, gratuities, amenities, or favors based upon family or personal relationships where circumstances make it clear that those relationships, rather than the business of the Company, are the motivating factors, or (ii) meals, refreshments, travel arrangements, accommodations, or entertainment, all of reasonable value, in the regular course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relationships, are not prohibited under the Code.

Corporate Opportunity: Associates may not take advantage of a business opportunity when the opportunity is within the corporate powers of the Company or is of present or potential practical advantage to the Company (i.e., the Company is currently engaged in such activity or the activity is under consideration by the Company), or if such opportunity is discovered through their position with the Company, unless the Company has already been offered, and rejected, such opportunity. Associates may not compete with the Company or use the Company’s property or information for their own personal gain.

Outside Interests/Activities/Employment: Any outside association, including activities with other entities or other business or financial interests, should not directly interfere with the Company’s interests, encroach on the time and attention that an associate is expected to devote to his/her duties and responsibilities to the Company, adversely affect the quality or quantity of his/her work product, or entail his/her use of any of the Company’s assets, including its real and personal property, or imply (without the Company’s approval) the Company’s sponsorship or support. In addition, under no circumstances is an associate permitted to accept employment with a competitor of the Company (this does not apply to directors). Associates are required to disclose, in writing, and receive Company approval, to their immediate supervisor all outside employment, in order to confirm such employment is not a conflict of interest.

8. Equal Employment; Discrimination; Harassment

Company policy is, in compliance with applicable federal, state, and local laws, to recruit, hire, promote, transfer, assign job responsibilities, demote, and terminate associates without regard to race, religion, national origin, place of birth, ancestry, age, disability, veteran status, marital status, sexual orientation, gender, gender identity, or any other category protected by applicable federal, state, and local law. Company policy also requires that reasonable accommodations be made for disabled applicants and associates, enabling them to apply for and to perform the essential functions of their jobs.

The Company strictly prohibits sexual harassment. Please see the Company’s employee handbook for additional information.

The Company also prohibits any other form of harassment or intimidation and will comply with all state, local, and federal laws regarding harassment of associates in the workplace. This includes harassment or intimidation directed by or toward fellow co-workers, supervisors, customers, or business partners. The Company will not tolerate any type of harassment or discrimination, including harassment or discrimination based upon an individual’s race, gender, religion, sexual orientation, or other trait or characteristic.

9. Accounting Controls, Procedures & Books and Records

Applicable laws and Company policy require the Company to keep accurate books and records that fairly and completely reflect the Company’s financial position, its transactions, and the dispositions of its assets. In this regard, the Company’s financial executives and other associates, within the scope of their employment, shall:

●	report all information related to the Company in an accurate, honest, and timely manner;

●	comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies; additionally, the Company’s financial executives and other associates must maintain any financial and accounting records in accordance with generally accepted accounting principles and the Company’s internal accounting controls;

●	act in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

●	share knowledge and maintain skills important and relevant to constituents’ needs;

●	proactively promote ethical behavior as a responsible partner among peers in the work environment; and

●	achieve responsible use of and control over all assets and resources for which they are responsible.

10.	Corporate Communications and SEC Reporting

It is Company policy to make full, fair, accurate, timely, and understandable public disclosure of all information relating to the Company as required by law, SEC rules and regulations, other applicable rules and regulations, and/or business policy. It is further Company policy to comply with all securities and other laws that prohibit “selective disclosure,” including SEC Regulation Fair Disclosure (“Regulation FD”). In order to ensure that all disclosure of information relating to the Company is accurate and in full compliance with applicable laws and regulations, it is Company policy that all such disclosures will be made only through established channels. Unless an associate has been specifically authorized to do so, no associate may discuss Company business with securities analysts, media representatives, investors, government officials, pension plan or similar fund administrators, or other outside persons. If any associate is contacted by any such persons about the Company, even if such information is not proprietary or confidential, s/he should refer them to the Company’s Chief Financial Officer.

All documents that the Company files with the SEC shall be filed in a timely manner and shall contain accurate information. All associates are expected, within the scope of their employment, to comply with the Company’s disclosure controls and procedures to ensure that material information relating to the Company is timely recorded, processed, summarized, and reported in accordance with all applicable SEC and other rules and regulations. If the scope of an associate’s employment involves the reporting of material information, s/he will be trained in these controls and procedures. When called upon to do so, within the scope of an associate’s employment, each associate shall provide the information necessary to complete public reports completely and fairly and in accordance with applicable requirements. All associates are expected to report to their supervisor information about the Company that they believe might be material but that they believe may not be known at higher levels of the Company.

Further, if any associate participates, directly or indirectly, in the preparation of the financial and other disclosures that the Company makes to the public, including in its filings with the SEC or by press release, s/he must, in addition to complying with all applicable laws, rules, and regulations: (i) raise questions and concerns regarding the Company’s public disclosures when necessary and ensure that such questions and concerns are appropriately addressed; (ii) provide the Company’s directors, associates, consultants, and advisors involved in the preparation of the Company’s disclosures to the public with information that is accurate, complete, objective, relevant, timely, and understandable; (iii) act in good faith, responsibly, and with due care, competence, and diligence, without misrepresenting material facts or allowing his/her independent judgment to be subordinated by others; and (iv) comply with the Company’s internal control over financial reporting.

11. Implementation of the Code

The Company, through the Audit Committee of its Board of Directors (unless otherwise determined by the Board), has the authority to interpret and enforce the Code.

Each associate is responsible for being familiar with, and following, the Code and all the laws, rules, regulations, and policies that apply to his/her position with the Company and his/her level of responsibility. All associates will receive a copy of the Code and periodically will be required, including in connection with revisions to the Code, to acknowledge in writing that they (i) have received a copy of the Code and (ii) have read and understand the Code, including their duty to report violations or suspected or potential violations. The required acknowledgement form is attached to this copy of the Code. Each associate will be provided a copy of the Code and required to execute the acknowledgement form. Further, management personnel have an obligation to implement the Code and ensure compliance by the associates they supervise.

Reporting and Investigation: If any associate becomes aware of any violation or potential violation of the Code, whether by such associate or by someone else, such associate must immediately report such violation or potential violation to her/his immediate supervisor, the Compliance Manager, or the Chairman of the Audit Committee. Supervisory personnel who receive such reports or otherwise become aware of violations of the Code should report them directly to the Chairman of the Audit Committee. The Company will keep all such reports confidential to the maximum extent possible.

Pursuant to procedures adopted, the Audit Committee shall promptly investigate any potential violations and determine whether violations of the Code have occurred.

Disciplinary Measures: The Company shall consistently enforce the Code through appropriate means of discipline. The Audit Committee shall determine the disciplinary measures to be taken against any associate or agent of the Company who has violated the Code. The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment, and restitution. Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who, if requested to divulge information, withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against associates or agents for reporting violations or violators.

No Retaliation: Associates are entitled to protection from retaliation for reporting, in good faith, a violation or suspected violation of the Code, disclosing information relating to such a violation or suspected violation, or otherwise participating in an investigation relating to a good faith report of a violation or suspected violation, even if the report turns out to be in error. Neither the Company nor any officer, director, or associate thereof may retaliate, discriminate, or engage in any other adverse employment action against an associate if the associate lawfully provides information regarding any conduct that the associate reasonably believe constitutes a violation of the Code or a violation of law or applicable regulation, including the associate’s providing of information to law enforcement or regulatory agencies. Any such retaliatory conduct is a violation of the Code – note that this includes any negative treatment of a person who has reported a violation or suspected violation or cooperated in an investigation. This would include, for example, giving negative evaluations solely as a result of the person’s report of a violation or potential violation, “freezing out” the person from work assignments or group meetings, and similar behavior. Failure to report a known violation of the Code, however, is itself a violation and may result in disciplinary action.

12. Waivers

The Board of Directors may approve a waiver of a provision of the Code to an associate. The Company will disclose any changes to or waivers of the Code in accordance with applicable law.

13. Important Disclaimer

The Code establishes minimum acceptable standards and is not intended to address every conceivable kind of business practice and behavior and, of necessity, cannot address every law or other rule and regulation applicable to the Company or every specific situation in which the Company may find it appropriate to take disciplinary action. However, the Code is intended to reflect general principles to guide associates in making ethical decisions and complying with laws, rules, and regulations applicable to the Company. Associates are expected to comply with the intent as well as the enumerated provisions of the Code. The Code is not intended to create any contract (express or implied) with any associate, including without limitation any employment contract, or to constitute any promise that any associate’s employment will not be terminated except for cause.

Adopted on November 10, 2022, subject to the effectiveness of the Company’s Registration Statement on Form S-1 for its initial public offering.

ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Lipella Pharmaceuticals Inc. Code of Conduct and Ethics. Further, I have read and I understand the Code, including my duty to report violations. I understand that if I have questions regarding the Code or other similar concerns, I may contact internal Company personnel for clarification.

I understand that I am subject to the Code and am required to comply with the Code, including any amendments thereto. I understand that if I violate the Code, including failure to report violations or suspected or potential violations, I am subject to disciplinary action up to and including termination of my employment. I hereby certify that I am not currently aware of any violations of the Code that have not been appropriately reported.

Signature:

Print Name:

Dated:

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